UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No. 2)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2005
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340 Toronto, Ontario, Canada	M5J 1A7

4211 W. Boy Scout Boulevard, Suite 290 Tampa, Florida, United States	33607

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898, (813) 313-1800

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.           Costs Associated with Exit or Disposal Activities.
     On September 29, 2005, as previously reported in the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on October 4, 2005 (the “Announcement 8-K”), the Company announced a plan to realign the management of its Canadian and United States businesses to a North American basis (the “Realignment Plan”). In the Announcement 8-K, the Company reported that it expected to record certain pre-tax charges of $60 to $80 million over the 12 to 18 month period following the announcement of the Realignment Plan, that the largest of the charges would be related to asset impairment and that there would also be additional charges for severance, termination and other costs.
     As previously reported on the Current Report on Form 8-K/A filed on October 26, 2006, the Company announced that it had revised the range of expected charges from $60 to $80 million to $115 to $125 million, to reflect the effect of additional plant closures, office consolidation and organizational streamlining. That range included $49.3 million in charges the Company had incurred since September 29, 2005 in connection with its Realignment Plan and other assets impairment.
     On June 29, 2007, the Company announced that as part of the Realignment Plan, and concurrent with the last step in office closings and the consolidation of the senior leadership team in Tampa, Florida, it will make headcount reductions resulting in a charge of approximately $8.0 million in the second quarter of 2007. This charge forms part of the restructuring costs previously announced in October 2006.
     A copy of the press release dated June 29, 2007 is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
Item 2.06.           Material Impairments.
     The information reported in Item 2.05 is hereby incorporated by reference.
Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 29, 2007, the Company announced that as part of the headcount reductions under the Realignment Plan, Mark Halperin, Chief Legal & Ethics Officer and Corporate Secretary and John Dennehy, President, North America will be terminated without cause effective August 31, 2007 (the “Termination Date”).
     In connection with their termination without cause and consistent with the terms of the Company’s Amended and Restated Retention, Severance and Non-Competition Plan described in the Company’s Current Report on Form 8-K filed on May 17, 2007, as amended as described in the Company’s Current Report on Form 8-K filed on June 29, 2007 (the “Retention Plan”), Messrs. Halperin and Dennehy will each receive a cash payment equal to twice the sum of their respective annual base salaries, annual car allowance, annual bonus at target for 2007 and the value of certain health benefits. Each will also be entitled to be paid accrued salary and vacation pay to the Termination Date and a lump sum payment of a pro rata 2007 bonus at target, all subject to applicable withholdings. With respect to Mr. Dennehy, the Company will include an additional payment of $200,000 as a relocation allowance.
     These payments will result in aggregate payments on the Termination Date to Mr. Halperin of C$1,857,607 and to Mr. Dennehy of US$2,050,235. The Company will also make a payment equal to the value (based on the closing price of the Company's stock on August 31, 2007) of 29,315 performance share units, in the case of Mr. Halperin, and 43,710 performance share units, in the case of Mr. Dennehy, representing the pro rata portion of performance share units granted to each in 2006 and 2007. Each will also continue to participate in the Company's benefits plans for up to 2 years.
     The Company also announced that the roles of President, North America and Chief Manufacturing and Supply Chain Officer will be merged. Richard Dobry, currently Chief Manufacturing & Supply Chain Officer, will take on the role of President, North America effective August 31, 2007. As previously reported in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006, prior to joining Cott in 2006, Mr. Dobry, 50, was President, Americas Supply for Diageo plc, a premium alcohol beverage business, from April 2004 to October 2006. Prior to April 2004, he was Senior Vice President, Supply Chain at Tropicana Products, Inc., the juice beverages subsidiary of PepsiCo. The Company expects to modify the terms of Mr. Dobry's employment agreement in light of these changes. When these modifications are finalized, the Company will file a report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated June 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: July 6, 2007	By:	/s/ Abilio Gonzalez
Abilio Gonzalez
Chief People Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated June 29, 2007.